Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of National-Oilwell, Inc. (the “Company”) and each related Prospectus of our report dated March 7, 2005, except for Note 1, as to which the date is February 16, 2006, with respect to the consolidated financial statements and schedule of the Company and our report dated March 7, 2005, except for the effects of the material weakness described in the sixth paragraph of such report, as to which the date is February 16, 2006, with respect to management of the Company’s revised assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of National-Oilwell, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

Form	Description
S-8	Stock Award and Long Term Incentive Plan, Value Appreciation and Incentive Plan A and Value Appreciation and Incentive Plan B (No. 333-15859)

S-8	National-Oilwell Retirement and Thrift Plan (No. 333-36359)

S-8	Post Effective Amendment No. 3 to the Registration Statement on Form S-4 filed on Form S-8 pertaining to the Dreco Energy Services Ltd. Amended and Restated 1989 Employee Incentive Stock Option Plan, as amended, and Employment and Compensation Arrangements Pursuant to Private Stock Option Agreements (No. 333-21191)

S-8	Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 pertaining to the IRI International Corporation Equity Incentive Plan (No. 333-36644)

S-4	Registration Statement on Form S-4 for the registration of shares of common stock in conjunction with the merger with Varco International, Inc. (No. 333-119071)

/s/ ERNST & YOUNG LLP

Houston, Texas
February 16, 2006